As filed with the Securities and Exchange Commission on July 25, 2023

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLUMBIA BANKING SYSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	91-1422237 (IRS Employer Identification Number)

1301 A Street

Tacoma, WA 98402-4200

(253) 305-1900

(Address of Principal Executive Offices, Including Zip Code)

Umpqua Bank 401(k) and Profit Sharing Plan

(Full title of the plan)

Kumi Yamamoto Baruffi, General Counsel

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402-4200

(253) 305-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the Umpqua Bank 401(k) and Profit Sharing Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) Columbia Banking System, Inc.’s (the “Registrant”) Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February  24, 2023 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Shareholders, filed on April 6, 2023);

(b) Umpqua Holdings Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February  24, 2023;

(c) The Annual Report on Form 11-K of the Umpqua Bank 401(k) and Profit Sharing Plan for the fiscal year ended December 31, 2022, filed on June 28, 2023;

(d) Current Reports on Form 8-K filed on January 6, 2023, January  10, 2023, January  24, 2023, February  27, 2023, March  1, 2023, March  3, 2023, May  15, 2023, May  23, 2023 and June 27, 2023 (only those portions deemed filed and not furnished); and

(e) Description of the Registrant’s common stock, no par value, contained in the Registrant’s joint proxy statement/prospectus filed on November  22, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4 (File No. 000-20288), including any amendments or reports filed for the purpose of updating such documents.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the “WBCA”) provides that the personal liability of directors to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the WBCA, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Sections 23B.08.500 through 23B.08.600 of the WBCA contain specific provisions further relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, provided that any such indemnity shall comply with the provisions of Section 23B.08.320 of the WBCA.

The articles of incorporation of the Registrant provide, among other things, for the indemnification of directors (including directors of subsidiaries), and authorize the board of directors to pay reasonable expense incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for the Registrant within the scope of his employment, and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The articles of incorporation also include a provision that limits the liability of directors of the Registrant from any personal liability to the Registrant or its shareholders for conduct not found to have been egregious.

The Registrant has entered into indemnification agreements with certain current directors. These agreements require the Registrant to indemnify these individuals to the fullest extent not prohibited by the articles of incorporation of the Registrant, federal and Washington state law, against any and all reasonable expenses (including, without limitation, attorneys’ fees and expenses and any expenses of establishing a right to indemnification), witness fees, judgments, fines, ERISA excise taxes, and amounts paid in settlement actually and reasonably incurred by these individuals in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Registrant or Umpqua Bank) to which these individuals are, were, or at any time become a party, or are threatened to be made a party, or are otherwise involved in, by reason of the fact that the individual is or was a director or officer-director of the Registrant. Insofar as indemnification for liabilities arising under certain federal securities laws (including the Securities Act), ERISA and federal banking law violations may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Restated Articles of Incorporation of Columbia Banking System, Inc., effective March 1, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed May 9, 2023)

4.2	Amended and Restated Bylaws of Columbia Banking System, Inc. (incorporated by reference to Exhibit 3.4 to the Current Report on Form 8- K, filed March 1, 2023)

4.3	Umpqua Bank 401(k) and Profit Sharing Plan, dated June 30, 2020 (filed herewith)

4.4	Umpqua Bank 401(k) and Profit Sharing Plan Adoption Agreement, dated November 5, 2021 (filed herewith)

4.5	Umpqua Bank 401(k) and Profit Sharing Plan Adoption Agreement, dated December 23, 2022 (filed herewith)

4.6	Umpqua Bank 401(k) and Profit Sharing Plan Adoption Agreement, dated December 28, 2022 (filed herewith)

4.7	Umpqua Bank 401(k) and Profit Sharing Plan Adoption Agreement, dated February 28, 2023 (filed herewith)

4.8	Umpqua Bank 401(k) and Profit Sharing Plan Adoption Agreement, dated July 14, 2023 (filed herewith)

5.1	Opinion of Kumi Yamamoto Baruffi (filed herewith)

23.1	Consent of Kumi Yamamoto Baruffi (contained in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Columbia Banking System, Inc. (filed herewith)

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Umpqua Holdings Corporation (filed herewith)

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for the Umpqua Bank 401(k) and Profit Sharing Plan (filed herewith)

24.1	Power of Attorney (filed herewith)

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R. § 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington on July 25, 2023.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Kumi Yamamoto Baruffi
Name:	Kumi Yamamoto Baruffi
Title:	General Counsel

/s/ Clint E. Stein Clint E. Stein	Chief Executive Officer (Principal Executive Officer and Director)

/s/ Ronald L. Farnsworth* Ronald L. Farnsworth*	Chief Financial Officer (Principal Financial Officer)

/s/ Lisa M. White* Lisa M. White*	Principal Accounting Officer & Corporate Controller (Principal Accounting Officer)

/s/ Cort L. O’Haver* Cort L. O’Haver*	Executive Chairman of the Board of Directors

/s/ Craig D. Eerkes* Craig D. Eerkes*	Director

/s/ Mark A. Finkelstein* Mark A. Finkelstein*	Director

/s/ Eric S. Forrest* Eric S. Forrest*	Director

/s/ Peggy Y. Fowler* Peggy Y. Fowler*	Director

/s/ Randal L. Lund* Randal L. Lund*	Director

/s/ Luis F. Machuca* Luis F. Machuca*	Director

/s/ S. Mae Fujita Numata* S. Mae Fujita Numata*	Director

/s/ Maria M. Pope* Maria M. Pope*	Director

/s/ John F. Schultz* John F. Schultz*	Director

/s/ Elizabeth W. Seaton* Elizabeth W. Seaton*	Director

/s/ Hilliard C. Terry, III* Hilliard C. Terry, III*	Director

/s/ Anddria Varnado* Anddria Varnado*	Director

*	By power of attorney